Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ETON PHARMACEUTICALS, INC.
A Delaware Corporation

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Eton Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.        That the name of this corporation is Eton Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the DGCL on April 27, 2017.

2.        This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Sections 242 and 245 of the DGCL and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation as follows:

First: The name of this corporation is Eton Pharmaceuticals, Inc. (the “Corporation”).

Second: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

Third: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The aggregate number of shares of stock which this Corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of (a) Fifty Million (50,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.         COMMON STOCK

4.1           Common Stock. The Corporation is authorized to issue up to Fifty Million (50,000,000) shares of Common Stock. Each outstanding share of Common Stock of the Corporation shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders. A majority of all shares of stock, based on the number of votes to which they are entitled, of both Common Stock and Preferred Stock voting together as a single class represented in person or by proxy, shall constitute a quorum at a meeting of shareholders or as required for an action taken by written consent. Except as otherwise provided by this Certificate of Incorporation, if a quorum is present, the affirmative vote of a majority of the shares, based on the number of votes to which they are entitled, represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation.

B.         PREFERRED STOCK

Ten Million (10,000,000) shares of Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.          Par Value; Stated Value. Each share of Series A Preferred Stock shall have a par value of $0.001 and a stated value equal to $3.00 (the “Stated Value”).

2.          Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, the following terms have the meanings indicated:

“Announced IPO Date” shall have the meaning given in Section 8(f).

“Business Day” means any day other than Saturday, Sunday and any day on which banks are required or authorized by law to be closed in the State of California.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant, other instrument, or other subscription or purchase right with respect to Common Stock, that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value plus all accrued and unpaid Dividends thereon plus, if any, other unpaid amounts due under this Certificate of Designation.

Conversion Price” shall have the meaning given in Section 8.

“Dividend Rate” means a percentage of the Stated Value per share, as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock, of six percent (6%) per annum, provided, that if an Event of Default shall have occurred and be continuing, the Dividend Rate shall automatically be increased to twelve percent (12%) per annum during the period of such Event of Default, until such Event of Default is later cured.

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“Event of Default” shall have the meaning given in Section 17.

“Holder” means any holder of Series A Preferred Stock.

“IPO” means a firm commitment underwritten initial public offering of the Corporation’s Common Stock pursuant to a registration statement filed on Form S-1 (or any successor from thereto) that is declared effective by the SEC and consummated prior to the Redemption Date.

“IPO Notice” shall have the meaning given in Section 8(f).

“IPO Price to Public” means the price to public specified in the IPO registration statement.

“Junior Securities” means the (i) Common Stock and all other equity or equity equivalent securities of the Corporation, and (ii) all equity or equity equivalent securities issued by the Corporation after the Original Issue Date that do not rank senior to or pari passu with the Series A Preferred Stock.

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series A Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture or other non-corporate business enterprise, limited liability company, joint stock company, trust, organization, business, labor union or government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

“Required Holders” means the Holders that hold at least a majority of the Series A Preferred Stock then outstanding.

“Securities Purchase Agreement” means that certain securities purchase agreement, dated as of June 16, 2017, by and among the Corporation and the purchasers of the Series A Preferred Stock named therein.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value, of the Corporation, which is convertible into shares of Common Stock.

“Subsequent Placement” has the meaning given to it in Section 4(k) of the Securities Purchase Agreement.

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“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

3.           Voting Rights.

Except as otherwise required by law or hereunder, the Series A Preferred Stock shall vote together, and not separately as a class, with the Common Stock and all other shares of stock of the Corporation having general voting power. The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or the effective date of any written consent. Fractional votes of the holders of Series A Preferred Stock shall not, however, be permitted and fractional voting rights shall be (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) rounded to the nearest whole number (with one-half being rounded upward). Holders of Series A Preferred Stock shall be entitled to notice of any stockholders meetings in accordance with the Bylaws of the Corporation, as if such Holders owned shares of Common Stock.

Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the Required Holders shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any additional shares of Series A Preferred Stock or any shares of capital stock of the Corporation having any right, preference or priority ranking senior to or pari passu with Series A Preferred Stock, (2) authorize, adopt or approve any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be senior to or pari passu with Series A Preferred Stock, (3) amend, alter or repeal the Certificate of Incorporation, the Bylaws or this Certificate of Designations so as to affect the shares of Series A Preferred Stock adversely, including in connection with a merger, recapitalization, reorganization or otherwise, (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of capital stock of the Corporation having any right, preference or priority ranking senior to or pari passu with Series A Preferred Stock, (5) organize a subsidiary of the Corporation or (6) pay or set apart for payment any dividend on any Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities whether in cash, obligations or shares of Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any such warrants, rights, calls or options.

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4.           Dividends.

(a)          Holders shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends on the Series A Preferred Stock at the Dividend Rate per share. Dividends on the Series A Preferred Stock shall accrue daily commencing as of the Original Issue Date at the Dividend Rate then in effect, and shall be deemed to accrue from the Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on the Series A Preferred Stock shall (i) be calculated on the basis of a 365-day year, and (ii) be payable quarterly in arrears commencing on June 30, 2017 and thereafter on each June 30, September 30, December 31 and March 31, except if such date is not a Business Day, such dividend shall be payable on the next succeeding Business Day (each, a “Dividend Payment Date”).

(b)          The Corporation shall pay required dividends in cash, except as otherwise provided in this Certificate of Designations.

(c)          Except as authorized in accordance with Section 3, so long as any Series A Preferred Stock is outstanding, the Corporation shall not pay or set apart for payment any dividend on any Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities whether in cash, obligations or shares of Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any such warrants, rights, calls or options.

5.            Registration of Series A Preferred Stock. The Corporation or its Transfer Agent shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation or its Transfer Agent, as the case may be, for that purpose (the “Series A Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual written notice to the contrary from the registered Holder.

6.            Registration of Transfers. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder; provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) within two (2) Business Days of its receipt of such a request, then the Series A Preferred Stock Register shall be automatically updated to reflect such assignment, transfer or sale (as the case may be).

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7.           Liquidation.

(a)          In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (x) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus all accrued and unpaid dividends on such Series A Preferred Stock as of the date of such event, or (y) the amount payable per share of Common Stock which such Holder of Series A Preferred Stock would have received if such Holder had converted to Common Stock immediately prior to the Liquidation Event all of the shares of Series A Preferred Stock then held by such Holder together with all accrued but unpaid dividends on such Series A Preferred Stock as of the date of such event (the “Series A Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series A Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the aggregate Series A Stock Liquidation Preference that would otherwise be payable to each of such Holders. Such payment shall constitute payment in full to the holders of the Series A Stock upon the Liquidation Event. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be immediately available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation. The sale of all or substantially all of the assets of the Corporation, or merger, tender offer or other business combination to which the Corporation is a party in which the voting stockholders of the Corporation prior to such transaction do not own a majority of the voting securities of the resulting entity or by which any person or group acquires beneficial ownership of 50% or more of the voting securities of the Corporation or resulting entity shall, for the purposes of this Certificate of Designations, be deemed to be a Liquidation Event.

(b)          In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 7, if assets or surplus funds remain in the Corporation, the holders of the Junior Securities shall share in all remaining assets of the Corporation, in accordance with the General Corporation Law of Delaware and the Certificate of Incorporation of the Corporation, as amended.

8.           Conversion. The Series A Preferred Stock held by a Holder may be converted into validly issued, fully paid and non-assessable shares of Common Stock on the terms and conditions set forth in this Section 8.

(a)          Mandatory Conversion – IPO. Upon consummation of the IPO, each share of Series A Preferred Stock shall automatically convert, through no further action on the part of the Corporation or the Holder, into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount divided by (B) the Conversion Price. For the purpose of this Section 8(a), the “Conversion Price” shall be equal to fifty percent (50%) of the IPO Price to Public (rounded to two decimal places); provided; however, that in no event shall the Conversion Price be greater than $3.00 or nor less than $2.25, in each case as adjusted for stock splits, stock dividends, stock combinations, recapitalizations, or the like that occur after the Original Issuance Date in accordance with Section 13.

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(b)          Mandatory Conversion – Financing. Upon consummation of a Subsequent Placement approved by the Required Holders pursuant to Section 4(k) of the Securities Purchase Agreement, each share of Series A Preferred Stock shall automatically convert, through no further action on the part of the Corporation or the Holder, into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount divided by (B) the Conversion Price. For the purposes of this Section 8(b), the “Conversion Price” shall be equal to fifty percent (50%) of the purchase price of the securities being sold by the Corporation in such Subsequent Placement (rounded to two decimal places); provided; however, that in no event shall the Conversion Price be greater than $3.00 or nor less than $2.25, in each case as adjusted for stock splits, stock dividends, stock combinations, recapitalizations, or the like that occur after the Original Issuance Date in accordance with Section 13.

(c)          Optional Conversion. At any time after the Issuance Date and until ten (10) calendar days prior to the consummation of the IPO (as set forth in the IPO Notice), each Holder shall be entitled to convert its Series A Preferred Stock into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount divided by (B) the Conversion Price. For the purposes of this Section 8(c), the “Conversion Price” shall be equal to $3.00, as adjusted for stock splits, stock dividends, stock combinations, recapitalizations, or the like that occur after the Issuance Date in accordance with Section 13.

(d)          Mechanics of Conversion. To convert Series A Preferred stock pursuant to Sections 8(c) above into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile or otherwise) a copy of a properly and fully-completed and executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Corporation. On or before the second Business Day following the date of receipt of such Conversion Notice, the Corporation shall transmit by facsimile or email (by attachment in PDF format) an acknowledgment of confirmation of receipt of such Conversion Notice to the Holder and the Corporation’s transfer agent (the “Transfer Agent”). On or before the third Business Day following the date of receipt of a Conversion Notice or the triggering of a mandatory conversion pursuant to Section 8(a) or 8(b) above, the Corporation shall instruct the Transfer Agent to issue and deliver (via reputable overnight courier) to the Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, with the legends required by the Securities Purchase Agreement or applicable law. The Holder shall not be required to physically surrender the Series A Preferred Stock in connection with any conversion in accordance with this Section 8.

(e)          No Fractional Shares; Transfer Taxes. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon any conversion.

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(f)          Announcement of Initial Public Offering. After such time as the Company determines that it will consummate an IPO, it shall send a notice to the Holder (the “IPO Notice”) of the proposed consummation date of the IPO (the expected date of such consummation is the “Announced IPO Date”), but such IPO Notice shall be dispatched in any event no later than ten (10) calendar days prior to such Announced IPO Date. To the extent that the Announced IPO Date is subsequently advanced or delayed, the Company shall send an amended IPO Notice of the revised proposed consummation date of the IPO to the Holder; provided, however, the Company may not advance the Announced IPO Date to a date less than five (5) Business Days after the date of the latest amending IPO Notice. If any Announced IPO Date is delayed, the amending IPO Notice will be deemed the establishment of a new Announced IPO Date and any Conversion Notice given based on a previously Announced IPO Date will be deemed cancelled unless the Holder affirms in writing the Conversion Notice as given.

9.           Redemption Rights.

(a)          No Optional Redemption. The Corporation shall have no right to redeem the Series A Preferred Stock except as set forth in this Section 9.

(b)          Mandatory Cash Redemption. On December 31, 2018, subject to extension upon the prior written approval of the Required Holders (the “Mandatory Redemption Date”), the Corporation shall repurchase all of the outstanding shares of Series A Preferred Stock at a price equal to the Stated Value (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock) of such shares of Series A Preferred Stock, plus all accrued but unpaid dividends thereon to the date of payment (the “Redemption Price”), in cash (“Mandatory Cash Redemption”).

(c)          Redemption In-Kind. Upon an Event of Default, and while the Event of Default is continuing, the Required Holders may elect in writing to cause the Corporation (“Mandatory Redemption Notice”) to repurchase the Series A Preferred Stock through the Corporation’s distribution of the assets of the Corporation having a value equal to the Redemption Price to the Holders or, upon the election of the Required Holders, a trust or other entity established by the Required Holders for purposes of receiving the assets of the Corporation (“Mandatory In-Kind Redemption”). Within ten days of the Corporation’s receipt of the Mandatory Redemption Notice, the Corporation shall hire an independent nationally recognized valuation firm (“Valuation Firm”) not unacceptable to the Required Holders for purposes of determining the fair market value of the Corporation’s assets (“Valuation”). The Valuation Firm shall conduct the Valuation using such criteria and methodologies as are proposed by the Valuation Firm and not unacceptable to the Corporation or the Required Holders. The Valuation shall assign fair market values to each significant group of assets (each an “Asset Class”) of the Corporation. The Valuation Firm shall deliver the Valuation no later than thirsty (30) days of its engagement. In the event that the Valuation is less than the Redemption Price, the Corporation shall distribute to the Holders all of the assets of the Corporation within ten (10) days of the Valuation Firm’s delivery of the Valuation. If the Valuation is greater than the Redemption Price, the Corporation shall distribute to the Holders a proportional amount of each Asset Class equal to the Valuation amount assigned to each Asset Class by the Valuation Firm multiplied by a fraction the denominator of which is the Valuation and the numerator is the Redemption Price. Each Holder shall be entitled to receive its proportional share of distributed assets in each Asset Class equal to the Valuation amount assigned to the distributed assets in each Asset Class multiplied by a fraction the denominator of which is the aggregate Redemption Price for all Holders and the numerator is the Redemption Price for such Holder. From the time of the Corporation’s receipt of the Mandatory Redemption Notice until the Corporation’s distribution of the assets in accordance with this Section 9(c), the Corporation shall take no action to sell, transfer or diminish the assets of the Corporation except (i) in the ordinary course of business or (ii) as approved in writing by the required Holders.

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(d)          Mechanics of Redemption. Upon receipt of payment of the Redemption Price by the Holders of Series A Preferred Stock in the event of a Mandatory Cash Redemption or the Holders’ receipt of their proportional share of the assets of the Corporation in the event of a Mandatory In-Kind Redemption, each Holder will deliver the certificate(s) evidencing the Series A Preferred Stock to be redeemed by the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof.

10.         Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided, that the Holders vote such shares in favor of any such action that requires a vote of stockholders.

11.           Charges, Taxes and Expenses. The issuance of certificates for shares of Series A Preferred Stock and for Underlying Shares issued upon conversion of (or otherwise in respect of) the Series A Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series A Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series A Preferred Stock or receiving Underlying Shares in respect of the Series A Preferred Stock.

12.           Replacement Certificates. If any certificate evidencing Series A Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

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13.          Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 13.

(a)          Stock Dividends and Splits. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately following the close of business on the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately following the close of business on the effective date of such subdivision or combination.

(b)          Fundamental Transactions. If, at any time while any shares of Series A Preferred Stock are outstanding, (i) the Corporation effects any merger of the Corporation into or consolidation of the Corporation with another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, or (iii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 13(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of Series A Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the record holder of such Underlying Shares immediately prior to such record date (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a manner reasonably acceptable to the holders of more than 50% of the outstanding shares of Series A Preferred Stock reflecting the relative value of any different components of the Alternate Consideration, If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 13 and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

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(c)          Calculations. All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(d)          Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 13, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder.

(e)          Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Junior Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any subsidiary, or (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Liquidation Event or Fundamental Transaction then the Corporation shall deliver to each Holder a notice which shall specify (A) the record date for the purposes of such dividend, distribution of cash, securities or property or vote of the stockholders of the Corporation, or if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution of cash, securities or other property or vote of the stockholders is to be determined, (B) the date on which such Liquidation Event or Fundamental Transaction is expected to become effective, and (C) the material terms and conditions of such transaction, at least ten Business Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Series A Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

14.         Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares upon conversion of Series A Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series A Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

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15.         Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 3:30 p.m. (California time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 3:30 p.m. (California time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 12264 El Camino Real, Suite 350, San Diego, CA 92130, facsimile: (858) 345-1743, attention Chief Executive Officer, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 15.

16.         Dispute Resolution. In the case of a dispute as to the determination of the fair value of consideration other than cash or securities, or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Corporation shall, as soon as practicable upon discovery, and following a good faith effort to resolve the dispute with the Holder, submit (a) the disputed determination of the fair value of consideration other than cash or securities to an independent, reputable investment bank selected by the Corporation or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Corporation’s independent, outside accountant. The Corporation, at the Corporation’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

17.         Event of Default.

(a)          Each of the following events shall constitute an “Event of Default”:

(i)          any default by the Corporation with respect to any provision, condition or requirement of this Certificate of Designations;

(ii)         any breach of Sections 4(k), 4(l), 4(m), or 4(w) of the Securities Purchase Agreement;

(iii)        liquidation proceedings shall be instituted by or against the Corporation and, if instituted against the Corporation by a third party, shall not be dismissed within sixty (60) days of their initiation;

(iv)        bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation and, if instituted against the Corporation by a third party, shall not be dismissed within sixty (60) days of their initiation;

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(v)         the commencement by the Corporation of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation in furtherance of any such action; or

(vi)        the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; or (ii) a decree, order, judgment or other similar document adjudging the Corporation as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable federal, state or foreign law; or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days.

(vii)       bankruptcy, insolvency, reorganization or other proceedings for the relief of debtors shall be instituted against the Corporation and shall not be dismissed within sixty (60) days of their initiation;

(viii)      a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Corporation and which judgments are not, within sixty (60) days after the entry thereof, satisfied, bonded, discharged or stayed pending appeal, or are not satisfied, bonded or discharged within sixty (60) days after the expiration of such stay;

(ix)         the Corporation fails to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured indebtedness only, payments contested by the Corporation in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing by the Corporation in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

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(x)          other than as specifically set forth in another clause of this Section 17(a), the Corporation breaches any material covenant or other term or condition of any Transaction Document, if such breach remains uncured for a period of thirty (30) days after actual knowledge of the Company of such breach, or any representation or warranty made by the Corporation in any Transaction Document is not accurate in any material respect when made or deemed made; or

(xi)         the validity or enforceability of any provision of any Transaction Document shall be contested by the Corporation, or a proceeding shall be commenced by the Corporation seeking to establish the invalidity or unenforceability thereof.

(b)          Notice of an Event of Default. Upon the occurrence of an Event of Default, the Corporation shall within two (2) Business Days deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holders.

18.         Miscellaneous.

(a)          The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)          No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and the Required Holders.

(c)          The Series A Preferred Stock is (i) senior to all other equity interests in the Corporation outstanding as of the Original Issue Date in right of payment, whether with respect to dividends or upon liquidation or dissolution, or otherwise and (ii) will be senior to all other equity or equity equivalent securities issued by the Corporation after the Original Issue Date.

(d)          Any of the rights of the Holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote of the Required Holders. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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Fifth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Sixth: The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, subject to Section 4.2(d) herein, the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

Seventh: To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (a) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

Eighth: The Corporation shall, to the fullest extent permitted by DGCL Section 145, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 15th day of June, 2017.

ETON PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Name: Mark L. Baum
Title: Executive Director

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EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder
in order to convert shares of Series A Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, $0.001 par value (the “Common Stock”), of Eton Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Number of shares of Series A Preferred Stock owned prior to Conversion

Number of shares of Series A Preferred Stock to be Converted

Stated Value of shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Series A Preferred Stock subsequent to Conversion

Name of Holder

By:
Name:
Title:

A-1